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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731

                           CHAMPION MANAGEMENT REPORT

AUBURN HILLS, MICHIGAN, SEPTEMBER 20, 2002 -- The following Management Report from Walter R. Young, Chairman, President and CEO of Champion Enterprises, Inc. (NYSE: CHB), was posted to Champion's website and sent to interested parties today.

         With this Management Report, I'll update you on the status of our restructuring actions, ongoing operations and financial position. Also, I'll discuss various industry issues which have affected our industry forecasts for this year and next.

Restructuring and Operations Update

         The benefits of our recent restructuring actions are beginning to show. Improvements are being realized in our ongoing operations and in our financial position. The costs of these actions are inline with what we had previously forecasted. An update for each of our segments follows.

Retail- Results through August indicate that, as previously announced, the 117 retail sales locations we currently operate should be at breakeven in the third quarter. Since the end of June, we've liquidated 350 new homes at our company-owned stores, or more than $10 million of inventory. As to market conditions, retail traffic at our sales centers continues to hold up well and rose about 5% per average store year-over-year in August.

Manufacturing- Excluding costs to close and consolidate manufacturing facilities in the third quarter, our manufacturing operations continue to be profitable. The 39 facilities we're operating are poised for improved margins and higher profits. Independent retailers remain conservative with their inventory levels, affecting wholesale sales in the short run but losses related to retailer defaults remain minimal. Retailers that have joined the Champion Home Center
(CHC) distribution network total 627 locations, up from 473 at the beginning of the year. Growing this program remains a priority.

Finance- At HomePride Finance we continue to be pleased with the volume and quality of loans originated. In the first two months of third quarter, loans generated totaled $15 million, bringing originations since inception to $21 million. With the uncertainty surrounding availability of chattel financing, we're especially glad to have HomePride for home-only loans to consumers who purchase Champion-built products.


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         Our recent joint venture with National City Mortgage Co. is a positive step in providing real estate financing for our customers. National City understands the mortgage process and has the resources and experience to provide CHC's with a dedicated source of real estate financing. This alliance is a great opportunity for company stores and independent locations to learn the real estate loan process and to offer conforming real estate mortgages to their customers.

Liquidity- In July and August we generated $15 million in cash flow from operations even after using $2.5 million for closing-related expenses. We ended August with $94 million in unrestricted cash, which was $9 million more than we had at the end of the second quarter. This improved cash position is the result of our efforts to manage our businesses for cash and our restructuring actions.

Industry Update

Deutsche- On Monday Deutsche Financial Services announced that it is liquidating its manufactured housing floor plan lending portfolio estimated to be about $520 million. They will no longer approve loans after October 31 or fund loans after November 15. Although the impact of Deutsche exiting the industry is not known, the exit of Conseco Finance earlier this year has been orderly with more financing coming from not only the national lenders, but also local and regional banks. At the time of Conseco's exit, they had about $770 million of floor plan loans outstanding. Regardless, the industry sure didn't need this additional challenge!

         As to our independent retailers, they have approximately $86 million of floor plan loans for Champion-built homes outstanding with Deutsche. These loans will either need to be transitioned to other lending sources or the homes liquidated. Of this total, about $66 million is still under our repurchase obligation. For our company stores we have a $5 million credit line with Deutsche and less than $2 million utilized.

Conseco- Although no one knows how the issues regarding Conseco will unfold, we believe that a few things are highly probable. First, Conseco's lending volume will remain tight with the level of home-only loans they originate continuing to decrease. We expect that they will wholesale more of their repossessions, keeping them local and liquidating them quickly. Finally, we believe that their $25 billion loan portfolio will continue to be serviced on an orderly basis.

Industry Forecasts- Due to uncertainty regarding wholesale and consumer financing, retailers continue to lower new home inventory levels. We estimate that inventories in the retail distribution channel will be reduced by 25,000 homes this year, or by more than 25% of the December 2001 total. As a result, we've lowered our 2002 industry wholesale shipment estimate to 170,000 homes from 180,000 previously. Our revised industry forecasts are as follows:

                                     2001           2002               2003
         (Homes, in 000's)          Actual           Est.              Est.
                                    ------           ----              ----
         Repossessions                 90             90    -           80 -11%
         New retail                   212            195  -8%          205  +5%
           Total demand               302            285  -6%          285    -
         Inventories                   97             72 -26%           62  -14%
         Shipments/production         193            170 -12%          195  +15%



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         To end on a positive note, we are pleased that one of the rating agencies recently acknowledged our restructuring actions and confirmed our ratings as previously assigned although they changed the outlook to negative.

         We look forward to talking with you on October 16, 2002 when we release our third quarter results.

                                      Walt

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced nearly 1.6 million homes since the company was founded. The company operates 39 homebuilding facilities and 117 retail locations. Independent retailers, including 627 Champion Home Center locations, and approximately 400 builders and developers also sell Champion-built homes. In addition, the company provides financing for retail buyers of its homes. Further information can be found at the company's website, www.championhomes.net.

         This Management Report contains certain statements, including statements regarding industry forecasts and assessments, expected restructuring charges, cost improvements, profitability, and cash flow, and the effect on our industry due to the business decisions by Deutsche and Conseco, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this Management Report. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K and other SEC filings, and those discussions regarding risk factors are incorporated herein by reference.